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Exhibit 4.7

Execution Copy

SECOND SUPPLEMENTAL INDENTURE

        This SECOND SUPPLEMENTAL INDENTURE, dated as of November 18, 2004, among Aircraft Braking Systems Corporation, Engineered Fabrics Corporation and Aircraft Braking Services, Inc. (collectively, the "Guaranteeing Subsidiaries"), each a subsidiary of K&F Industries, Inc. (a permitted successor of K&F Acquisition, Inc. (the "Issuer")), a Delaware corporation (the "Company"), the Company and U.S. Bank National Association, as Trustee.

W I T N E S S E T H

        WHEREAS, the Issuer and the Trustee entered into an Indenture (the "Indenture"), dated as of November 18, 2004, pursuant to which the Issuer issued $315,000,000 in principal amount of 7 3/4% Senior Subordinated Notes due 2014 (the "Notes");

        WHEREAS, the Company is a permitted successor to the Issuer under the Indenture;

        WHEREAS, Section 9.01(8) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to add Subsidiary Guarantees with respect to the Notes, without the consent of the Holders of the Notes; and

        WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Company, the Guaranteeing Subsidiaries and the Trustee necessary to make this Second Supplemental Indenture a valid instrument legally binding on the Company, the Guaranteeing Subsidiaries and the Trustee, in accordance with its terms, have been duly done and performed;

        NOW THEREFORE, to comply with the provisions of the Indenture, and in consideration of the foregoing, each Guaranteeing Subsidiary, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

        Section 1.01.    This Second Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

        Section 1.02.    This Second Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Guaranteeing Subsidiaries, the Company and the Trustee.

ARTICLE 2

        Section 2.01.    Each of the Guaranteeing Subsidiaries hereby agrees to be bound by the terms, conditions and other provisions of the Indenture with all attendant rights, duties and obligations stated therein, on a joint and several basis with the parties hereto and thereto, with the same force and effect as if originally named as a Guarantor therein and as if such party executed the Indenture on the date thereof.

ARTICLE 3

        Section 3.01.    Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

        Section 3.02.    All capitalized terms used but not defined herein shall have the same respective meanings ascribed to them in the Indenture.

        Section 3.03.    Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Second Supplemental Indenture. This Second Supplemental Indenture is executed and accepted by the Trustee subject to all of the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

        Section 3.04.    THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        Section 3.05.    The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        Section 3.06.    The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this letter agreement.

        Section 3.07.    The recitals hereto are statements only of the Company and the Guaranteeing Subsidiaries and shall not be considered statements of or attributable to the Trustee.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

AIRCRAFT BRAKING SYSTEMS CORPORATION

By:	/s/ KENNETH M. SCHWARTZ
Name: Kenneth M. Schwartz Title: President

ENGINEERED FABRICS CORPORATION

By:	/s/ KENNETH M. SCHWARTZ
Name: Kenneth M. Schwartz Title: President

AIRCRAFT BRAKING SERVICES, INC.

By:	/s/ KENNETH M. SCHWARTZ
Name: Kenneth M. Schwartz Title: President

K&F INDUSTRIES, INC.

By:	/s/ KENNETH M. SCHWARTZ
Name: Kenneth M. Schwartz Title: President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ CAUNA M. SILVA
Name: Cauna M. Silva Title: Vice President

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  Exhibit 4.7
SECOND SUPPLEMENTAL INDENTURE